Prudential Investments LLC

655 Broad Street, 17th Floor

Newark, New Jersey 07102

December 1, 2016

The Board of Trustees

Prudential Investment Portfolios 2

655 Broad Street, 17th Floor

Newark, New Jersey 07102

Re: Prudential Investment Portfolios 2

To the Board of Trustees:

Prudential Investments LLC has contractually agreed through November 30, 2018, for each of the funds listed below (each, a “Fund”), to reimburse and/or waive fees so that a Fund’s net annual operating expenses (exclusive of taxes, interest, brokerage commissions, distribution and/or service (12b-1) fees, extraordinary and certain other expenses) of each class of shares is limited to the percentage shown below of the applicable Fund's average daily net assets.

Fund Name	Total annual Fund operating expenses after Fee Waivers and/or Expense Reimbursements (as a % of average daily net assets)
Prudential QMA US Broad Market Index Fund	0.20%
Prudential QMA Mid-Cap Core Equity Fund	0.85%
Prudential Core Conservative Bond Fund	0.50%
Prudential TIPS Fund	0.40%
Prudential Jennison Small-Cap Core Equity Fund	0.95%
Prudential Commodity Strategies Fund	1.00%

Very truly yours,

PRUDENTIAL INVESTMENTS LLC
By:	/s/ Scott E. Benjamin
Name:	Scott E. Benjamin
Title:	Executive Vice President